EXHIBIT 99 - PRESS RELEASE



COMPANY PRESS RELEASE

Source: NTL Incorporated


                 NTL ANNOUNCES FORMATION OF HOLDING COMPANY


      NEW YORK, May 18, 2000 / PR Newswire / - - NTL Incorporated (NASDAQ and EASDAQ: NTLI) announced that effective today, it completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger under Section 251(g) of the Delaware General Corporation Law so that all stockholders of NTL at the effective time of the merger became stockholders of the new holding company, and NTL became a subsidiary of the new holding company. The formation of the holding company was previously announced as part of the Company's acquisition of the residential cable assets of Cable & Wireless Communications plc which transaction is expected to close by May 31, 2000.

      The new holding company has taken the NTL Incorporated name and will trade under the same NTLI (NASDAQ and EASDAQ) symbols, with the same CUSIP numbers as before. The holding company's subsidiary has changed its name to NTL (Delaware), Inc.

      Stockholders are not required to take any action in connection with this corporate restructuring. All outstanding shares will be converted into shares of the holding company, in a non-taxable transaction, with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of NTL previously held by stockholders prior to the holding company merger. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of NTL capital stock prior to the holding company merger.


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For information, please contact:

    NTL (U.S.)
    John F. Gregg, Chief Financial Officer
    Richard J. Lubasch, Executive Vice President - General Counsel Bret Richter, Vice President - Corporate Finance and Development Erik Tamm, Investor Relations
    Tel: 212-906-8440


    Or e-mail: investor-relations@ntli.com

    NTL (UK)
    Alison Kirkwood
    Will Robson
    Tel: 011-44-1256-752-000

    SOURCE: NTL Incorporated